Exhibit 2.6
                          AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER, dated as of September 4, 1997 (this "Agreement"), among MISYS PLC, a public limited company incorporated under the laws of England (the "Purchaser"), KIRSTY, INC., a Delaware corporation and indirect wholly owned subsidiary of the Purchaser (the "US Parent"), DECIMAL MUSIC CORPORATION, a North Carolina corporation and a direct wholly owned subsidiary of the US Parent ("Merger Sub"), and MEDIC COMPUTER SYSTEMS, INC., a North Carolina corporation (the "Company").

                                    RECITALS

           WHEREAS, the Boards of Directors of the Purchaser, the US Parent, Merger Sub and the Company each have determined that it is in the best interests of their respective companies and shareholders for Merger Sub to be merged into the Company pursuant to the laws of the State of North Carolina and upon the terms and subject to the conditions set forth herein.

           WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Purchaser's, the US Parent's and Merger Sub's willingness to enter into this Agreement, the Purchaser and the Company are entering into a Stock Option Agreement substantially in the form of Exhibit A attached hereto (the "Stock Option Agreement"), pursuant to which the Company has granted to the Purchaser an option to purchase shares of Common Stock.

           WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Purchaser's, the US Parent's and Merger Sub's willingness to enter into this Agreement, certain shareholders of the Company, the Purchaser, the US Parent and Merger Sub are entering into a Shareholders Agreement substantially in the form of Exhibit B attached hereto (the "Shareholders Agreement"), pursuant to which such shareholders have agreed, among other things, to vote their shares in favor of the Merger.

           WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

           NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

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                                   ARTICLE 1.

                                   THE MERGER

           1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined terms used herein not previously defined having the meanings as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with the North Carolina Business Corporation Act (the "NCBCA") and this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the NCBCA.

           1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., local time, as soon as practicable (but in no event more than one business day) following the satisfaction (or waiver if permissible) of the conditions set forth in Article 8 or at such other time, date or place as the Purchaser, Merger Sub and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

           1.3. Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger meeting the requirements of Section 55-11-05 of the NCBCA to be properly executed and filed on the Closing Date in accordance with such Section and Sections 55-1-20 and 55-1-22 of the NCBCA. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the State of North Carolina in accordance with the NCBCA or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2.

                      ARTICLES OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

           2.1. Articles of Incorporation. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time in the form attached hereto as Exhibit C shall be adopted as the Articles of Incorporation of the Surviving Corporation, until duly

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amended in accordance with applicable law, except that the name of Merger Sub as set forth in the Articles of Incorporation shall be changed to Medic Computer Systems, Inc.

           2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be adopted as the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3.

               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

           3.1. Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law, except that Patrick V. Hampson, John L. Corse and Thomas C. Nelson shall be replaced by Michael Kevin O'Leary, John Gilbert Sussens and David Taylor.

           3.2. Officers. The officers of the Company immediately prior to the Effective Time, together with such additions thereto as Merger Sub shall designate, shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4.

                       EFFECT OF THE MERGER ON SECURITIES
                          OF MERGER SUB AND THE COMPANY

           4.1. Merger Sub Stock. At the Effective Time, each share of common stock, $35 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

           4.2.    Company Securities.

           4.2.1. At the Effective Time, each share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by the Purchaser, the US Parent or Merger Sub or held by the Company or owned or held by any of their respective Subsidiaries, all of which shall be canceled as provided in Section 4.2(c), and other than shares of Dissenting Common Stock) shall, by virtue of the Merger and without

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any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $35 per share, without interest (the "Merger Consideration").

           4.2.2. As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub, the US Parent, the Purchaser, the Company and each of their respective Subsidiaries) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 4.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock or, with respect to shares of Dissenting Common Stock, payment of the appraised value of shares of Dissenting Common Stock in accordance with Section 4.5.

           4.2.3. Each share of Common Stock issued and owned or held by the Purchaser, the US Parent, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor.

           4.2.4. Each option to purchase shares of Common Stock granted to any employee or director of the Company or any of its Subsidiaries pursuant to any of the Company's Amended and Restated Stock Plan, as amended effective November 18, 1992 and the 1996 Employee Stock Purchase Plan (collectively, the "Stock Option Plans") that, immediately prior to the Effective Time, is outstanding (each, an "Option" and, collectively, the "Options") shall be canceled in exchange for the right to receive a cash payment as soon as reasonably practicable, but in no event more than 30 days, following the Effective Time equal to the product (such product, the "Option Consideration") of (i) the excess of (x) the Merger Consideration over (y) the exercise price per share under such Option multiplied by (ii) the number of shares of Common Stock covered by such Option, which cash payment shall be reduced by any applicable withholding taxes. The right of each holder of an Option to receive the Option Consideration in cancellation of such Option shall be evidenced by, and subject to such holder's execution of, an agreement, reasonably satisfactory to the Purchaser, providing that, subject to receipt of the Option Consideration, such optionholder shall have released the Company, its Subsidiaries, and the Purchaser and its Subsidiaries and Affiliates from any and all liability in respect of the Options.. The Company shall use its reasonable efforts to ensure that such agreement is in the form attached hereto as Exhibit A. The Company shall use its reasonable efforts to obtain all necessary consents of the holders of Options to the cancellation of the Options in accordance with this Section 4.2(d).

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           4.3.    Exchange of Certificates Representing Common Stock

           (a) Prior to the Effective Time, the Purchaser and the US Parent shall appoint a commercial bank or trust company having net capital of not less than $100,000,000 and which is reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). The Purchaser and the US Parent shall, or shall cause the Surviving Corporation to, provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 4.2(a) and to make all payments in connection with the Options as to which payments are due as of the Effective Time pursuant to Section 4.2(d), as and when such amounts are needed by the Paying Agent.
Such amounts shall hereinafter be referred to as the "Exchange Fund."

           (b) Promptly after the Effective Time, the Purchaser and the US Parent shall cause the Paying Agent to mail to each holder of record of shares of Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in customary form and have such other provisions as the Purchaser or the US Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration applicable thereto. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 4.2, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

           (c) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 4.

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           (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former shareholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon.

           (e) None of the Purchaser, the US Parent, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

           (g) The Paying Agent shall invest the cash in the Exchange Fund on a daily basis, as instructed by the Purchaser. Any interest and other income resulting from such investments shall be paid to the Purchaser.

           4.4. Adjustment of Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted so that the aggregate amount payable pursuant to this Agreement to effect the Merger shall not have increased as a result of such adjustment.

           4.5. Dissenting Company Shareholders. Notwithstanding any provision of this Agreement to the contrary, if required by the NCBCA but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares who have properly exercised dissenters' rights with respect thereto (the "Dissenting Common Stock") in

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accordance with Article 13 of the NCBCA will not be converted into the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the "fair" value of such shares of Dissenting Common Stock determined in accordance with the provisions of such Article 13 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the NCBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 4.5, if
(a) the Merger is rescinded or abandoned or (b) the shareholders of the Company or the Purchaser revoke the authority to effect the Merger, then the right of any shareholder of the Company to be paid the fair value of such shareholder's Dissenting Common Stock pursuant to Article 13 of the NCBCA shall cease. The Company will give the Purchaser prompt notice of any demands and withdrawals of such demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of the Purchaser or the US Parent, make any payment with respect to any demands for appraisal or offer to make payment pursuant to Section 55-13-25 of the NCBCA or otherwise offer to settle or settle any such demands.

                                   ARTICLE 5.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Except as set forth in the writing from the Company to the Purchaser, the US Parent and Merger Sub that is dated the date of this Agreement and that is identified by the Company as the disclosure letter to this Agreement (the "Disclosure Letter"), as of the date hereof and as of the Effective Time, the Company hereby represents and warrants to the Purchaser, the US Parent and Merger Sub as follows, provided that the Company shall be entitled to update the Disclosure Letter as of the Effective Time to reflect changes to the conditions of the Company's business as of the Effective Time:

           5.1. Existence; Good Standing; Corporate Authority. Each of the Company and its Subsidiaries is (a) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (b) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of the

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Company and its Subsidiaries taken as a whole (a "Material Adverse Effect").
Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Company has heretofore delivered to the Purchaser true and correct copies of the Articles of Incorporation and Bylaws of the Company and the organizational documents of each Subsidiary, in each case as currently in effect.

           5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreement and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company (other than the Company Shareholder Approval) are necessary to authorize this Agreement, the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company, and (assuming this Agreement and the Stock Option Agreement constitute valid and binding obligations of the Purchaser, the US Parent and Merger Sub) constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

           5.3. Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation in any material respect or in a manner that would have a Material Delaying Effect of any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any federal, state, local or foreign judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions. No action, demand, requirement or investigation by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, with respect to any of the foregoing. A "Material Delaying Effect" is an effect that would prevent or materially delay the consummation of the transactions contemplated hereby.

           5.4. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock. As of September 3, 1997 (a) 25,783,217 shares of Common Stock were issued and outstanding, (b) Options to purchase an aggregate of 842,702 shares of Common Stock were outstanding, 842,702 shares of Common Stock were reserved for issuance upon the exercise of outstanding Options and

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447,596 shares were reserved for future grants under the Stock Option Plans, and there were no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options, and (c) no shares of Common Stock of the Company were held by the Company's Subsidiaries. Except for the Options and the Stock Option Agreement, the Company has no outstanding bonds, debentures, notes or other obligations or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 5.4 or in the Disclosure Letter, there are no preemptive or similar rights on the part of any holders of any class of securities of the Company, and there are no other shares of capital stock of the Company, no securities of the Company convertible or exchangeable for shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

           5.5. Subsidiaries. The Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries. All outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"), except for Permitted Liens. There are no securities of any of the Company's Subsidiaries convertible or exchangeable for shares of capital stock or voting securities of such Subsidiary. The Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share or equity capital; (iii) the number of issued and outstanding shares of capital stock or share or equity capital; and (iv) the holder or holders of such shares. Except for interests in the Company's Subsidiaries or as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

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           5.6. No Violation. Neither the execution and delivery by the
Company of this Agreement or the Stock Option Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby will: (a) violate, conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws (or comparable constituent documents) of the Company or any of its Subsidiaries; (b) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any material payment or other material obligations pursuant to, result in the creation of any material Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, Permit, lease, contract, agreement or other material instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of their respective properties is bound, or under which the Company or any of its Subsidiaries or any of their respective properties is entitled to a benefit (each of the foregoing, to the extent the same have any continuing force or effect, a "Contract" and collectively, "Contracts"); (c) other than the filings provided for in Section 1.3, the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), any filings under the Securities Exchange Act of 1934 (the "Exchange Act"), or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in the Disclosure Letter in response to this clause (c), the other filings referred to in this clause (c) and Consents required or permitted to be made or obtained, collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make individually or in the aggregate would not have a Material Adverse Effect or a Material Delaying Effect; or (d) violate in any material respect any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets.

           5.7. Company Reports; Undisclosed Liabilities. The Company has made available to the Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it for filing with the SEC since December 31, 1993, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Exchange Act and (b)

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did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except liabilities and obligations (i) in the respective amounts reflected on or reserved against in the Company's consolidated balance sheet of June 30, 1997 included in the Company Reports (ii) not required by GAAP to be included in the Company's consolidated balance sheet of June 30, 1997 included in the Company Reports (other than any such liabilities and obligations which were not reflected or reserved against because they were contingent at June 30, but which would be included in such a balance sheet prepared in accordance with GAAP as of the date hereof) and (iii) liabilities and obligations incurred in the ordinary course of business since that date which would not be prohibited by this Agreement.

           5.8. Litigation. There are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party (including a Governmental Entity) pending or, to the knowledge of the Company, threatened against the Company (or any Plan) or any of its Subsidiaries, at law or in equity, other than those which individually or in the aggregate would not in the good faith judgment of the Company be reasonably likely to have a Material Adverse Effect or a Material Delaying Effect.

           5.9. Absence of Certain Changes. Except as set forth in the Disclosure Letter, since June 30, 1997, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (a) any Material Adverse Effect suffered by the Company or any of its Subsidiaries; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or its Subsidiaries (other than wholly-owned Subsidiaries) or, except as required by the Company's benefit plans, any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (c) any change in accounting principles, practices or methods; (d) any

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increase or commitment to increase the remuneration (including salary, incentive compensation or benefits) of any director or employee of or consultant to the Company or any of its Subsidiaries, whether directly or indirectly (including by amendment, implementation or the entering into of any employment or employee benefit or compensation agreement, plan or arrangement), by a material amount (or, in the case of any executive officer of the Company or any such Subsidiary, by any amount) other than any changes required by the current terms of any existing plan or agreement or pursuant to this Agreement; (e) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, other than normal recurring adjustments made in the ordinary course of business, including, without limitation, write-downs of inventory or write-offs of accounts receivable; or (f) any transaction or commitment made by the Company or any of its Subsidiaries to buy or sell any assets that are material to the Company's business.

           5.10. Taxes. (a) The Company and each of its Subsidiaries have (or will have by the Effective Time) timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All material Taxes of the Company and its Subsidiaries which are (i) shown as due on such Returns, (ii) to the Company's knowledge, otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the most recent financial statements included in the Company Reports in accordance with generally accepted accounting principles. The Company and each Subsidiary has either withheld and paid over to the relevant taxing authority or set aside in accounts an amount equal to all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties.

           (b) Except as set forth in the Disclosure Letter, (i) there are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due; (ii) there are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed against the Company or any Subsidiary which are not provided for in the most recent financial statements included in the Company Reports; (iii) there are no federal, state, local or foreign audits or other administrative proceedings or judicial proceedings presently pending with regard to any material Taxes or Tax Returns required to be filed by or with respect to the Company or any its Subsidiaries; (iv) the Company has filed a consolidated Tax Return for federal income tax purposes on behalf of itself and all of its domestic Subsidiaries as the common parent corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) of which such Subsidiaries are "includible corporations" in such affiliated group within the meaning of Section 1504(c)(2) of the Code;
(v) to the Company's knowledge, the Internal Revenue Service has completed examinations of the federal income tax returns filed by or with respect to the Company (or the statute of limitations for the assessment of federal income taxes for such period has expired) for all periods through and including December 31, 1995; (vi) none of the Company or any of its Subsidiaries has been a member of an "affiliated group" (as defined above), or any similar affiliated, combined or consolidated group for state, local or foreign tax purposes (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than the Company or its current Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; and (vii) neither the Company nor any of its Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the most recent financial statements included in the Company Reports.

           (c) Neither the Company nor any of its Subsidiaries is a "U.S. real property holding company" as defined in Section 897 of the Code.

           (d) For purposes of this Agreement, (i) "Tax" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

           5.11. Employee Benefit Plans. The Disclosure Letter sets forth a complete and correct list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other bonus, incentive or deferred compensation, severance, retention, change in control, fringe benefit, employment or other employee compensation or benefit agreement, plan or arrangement to which either the Company or any of its Subsidiaries is a party or is bound or in respect of which either the Company or any of its Subsidiaries may have any material liability (collectively, the "Plans"). True and complete copies of each Plan and all documents related thereto or the funding thereof have been made available to the Purchaser. Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service or is an adoption of a prototype or volume submitter plan whose sponsor has received a favorable determination letter as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the knowledge of the Company, no event has occurred since the date of such determination letter that could reasonably be expected to materially and adversely affect such qualification or tax-exempt status. No Plan is subject to section 412 of the Code or section 302 or Title IV of ERISA and no Plan is a multiemployer plan, within the meaning of section 4001(a)(3) of ERISA. No material liability has been incurred by, and no event, transaction or condition has occurred or exists that would result in any material liability of, the Company or any of its Subsidiaries (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans. Each of the Plans has been operated and administered in all respects in compliance with all applicable Laws, except for any failure so to comply that, individually or together with all other such failures, has not resulted in, and will not have or result in, a Material Adverse Effect or a Material Delaying Effect. There are no material pending or, to the knowledge of the Company, threatened claims by or on behalf of any of the Plans, by any Governmental Entity, by any current or former employee of the Company or any of its Subsidiaries (collectively, the "Employees") or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits). All material contributions, premiums and expenses payable to or in respect of any Plan or the operation or administration thereof relating to any period on or prior to the date hereof have been paid, adequately accrued in the audited consolidated financial statements of the Company included in the most recent Company Reports or incurred and relate to services rendered after the date of such audited financial statements in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement. Except as set forth in the Disclosure Letter, (i) the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan that has resulted or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution or increase in any compensation or benefits of any Employee or any obligation of the Company or any of its Subsidiaries or, to the knowledge of the Company, of the Purchaser, the US Parent or Merger Sub to fund any compensation or benefits in respect of any Employee, other than the acceleration of any unvested Options in accordance with Section 4.2(d) and (ii) no payment or benefit which has been or may be made by the Company, any of its Subsidiaries, or to the knowledge of the Company, by the Purchaser, the US Parent or Merger Sub in respect of any Employee will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

           5.12. Labor and Employment Matters. Except as set forth in the Disclosure Letter, (a) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts or understanding with a labor union or labor organization; and (b) there is no material (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or
(iii) lockouts, strikes, slowdowns, work stoppages or similar labor activities or threats thereof by or with respect to any such employees. The Company and its Subsidiaries each is in compliance in all material respects with all Laws regarding employment, employment practices, terms and conditions of employment and wages.

           5.13. Brokers and Finders. Except for Smith Barney Inc., no broker, dealer or financial advisor is entitled to receive from the Company or any of its Subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

           5.14. Opinion of Financial Advisor. The Company has received the opinion of Smith Barney Inc., to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of Common Stock.

           5.15. State Antitakeover Laws. The Company has validly "opted out" of the provisions of Article 9 of the NCBCA, and those provisions are and will not conflict with or prevent the performance of this Agreement, the Stock Option Agreement, the Shareholders Agreement or any of the transactions contemplated hereby or thereby. Assuming for this purpose that none of the Purchaser, the US Parent or Merger Sub, individually or in the aggregate, possesses "control shares" within the meaning of Article 9A of the NCBCA, neither Article 9A of the NCBA nor, to the Company's knowledge, any other "business combination," "moratorium," "control share" or other antitakeover statute or regulation (a) prohibits or restricts the Company's ability to perform its obligations under this Agreement, the Stock Option Agreement or its ability to consummate the transactions contemplated hereby or thereby, (b) would have the effect of invalidating or voiding this Agreement, the Stock Option Agreement, the Shareholders Agreement or any material provision thereof, or (c) would subject the Purchaser, the US Parent or Merger Sub to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement, the Stock Option Agreement, the Shareholders Agreement or with respect to the Company or the Surviving Corporation.

           5.16. Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock, voting as a single class, at the Company Shareholder Meeting (the "Company Shareholder Approval") to adopt this Agreement is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement, the Stock Option Agreement, the Shareholders Agreement and the transactions contemplated hereby and thereby.

           5.17. Material Contracts. The Disclosure Letter sets forth a list as of the date hereof of all of the following Contracts to the extent not included as an exhibit to the Company Reports: (a) Contracts for borrowed money or guarantees thereof other than Contracts entered into in the ordinary course of business consistent with the past practice of the Company or Contracts between the Company and any of its wholly owned Subsidiaries or between any of the Company's wholly owned Subsidiaries, (b) Contracts containing covenants by the Company or any Subsidiary restricting its ability or the ability of any of the affiliates of the Company or any of its Subsidiaries to engage in any line of business, (c) Contracts involving a "strategic alliance" or a "preferred vendor" relationship, (d) material Contracts with distributors, brokers or sales agents for the distribution of the products of the Company, (e) Contracts involving or related to acquisitions, mergers, sales or dispositions, and (f) other Contracts under which the obligation of the Company and its Subsidiaries is $1,500,000 or more (all Contracts described in each of the categories (i) through (x) above, "Material Contracts"). All Material Contracts are, with respect to the Company and its Subsidiaries, valid and binding, in full force and effect and enforceable against the Company or its Subsidiaries, as the case may be, in accordance with their respective terms. To the Company's knowledge, all Material Contracts are, with respect to the other parties thereto, valid and binding, in full force in effect and enforceable against such parties in accordance with their respective terms. There is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Material Adverse Effect.

           5.18. Intellectual Property; Technology. The Disclosure Letter sets forth a complete and correct list of all material Intellectual Property that
(i) is owned or (ii) is used or held for use, in each case, by the Company or any Subsidiary in connection with, or that is material to, the business currently conducted or proposed to be conducted by the Company and its Subsidiaries (the "Company Intellectual Property"), except that the Disclosure Letter does not need to set forth inventions, processes, formulae, trade secrets, know-how or confidential information that are not reduced to tangible form or that are not susceptible to legal protection by filing or registration with any Governmental Entity.

           (b) The Company and its Subsidiaries own, or have the valid right and license to use, and the Surviving Corporation will, immediately after the Closing, own or have the valid right and license to use, all of the Intellectual Property material to the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company and the Subsidiaries own all of their rights in and to the Company Intellectual Property, free and clear of any material Liens (except for Permitted Liens).

           (c) The conduct of the business of the Company and the Subsidiaries does not infringe any Intellectual Property or other rights of any Person, and to the knowledge of the Company, none of the Company Intellectual Property is being infringed, misappropriated or otherwise used or available for use by any Person without written authority from the Company, except in each case for any infringements that, individually or in the aggregate, would not reasonably be expected to be material.

           (d) No claim or demand of any Person has been made or, to the knowledge of the Company, threatened, nor is there any litigation that is pending or, to the knowledge of the Company, threatened, that (i) challenges the rights of the Company in respect of any Company Intellectual Property, (ii) asserts that the Company is infringing or otherwise in conflict with, or is required to pay any material royalty, license fee, charge or other material amount with regard to, any Company Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement set forth or required to be disclosed in the Disclosure Letter. None of the Company Intellectual Property is subject to any material outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Entity.

           (e) The Disclosure Letter sets forth a complete list of Company Intellectual Property that is owned by the Company and that is registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect.

           (f) To the knowledge of the Company, the Company or a Subsidiary has valid licenses to all copies of all Software that is utilized by it in connection with the conduct of its business and that it does not own ("Commercial Software"), and the use by the Company or such Subsidiary of such Commercial Software, including without limitation all modifications and enhancements thereto (whether created by the Company or by a third party) is in material compliance with the terms and provisions of such licenses. To the knowledge of the Company, none of the software marketed or licensed by the Company to its customers (the "Company Software"), and no use thereof by the Company or permitted use by its licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or, to the best knowledge of the Company, threatened. To the knowledge of the Company, there are no defects in the Company Software that would prevent such Software from performing in all material respects the tasks and functions that it was intended to perform except those which can be cured without a Material Adverse Effect. True and correct copies of all material licenses and arrangements (including amendments, supplements, waivers and other modifications) for any and all Company Intellectual Property that is not owned by the Company (including but not limited to any and all material Commercial Software) have been delivered to the Purchaser. All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of any of the Company or its Subsidiaries in respect of any Intellectual Property (including but not limited to Software) are reflected in the financial statements contained in or referenced by the Company Reports.

           (g) "Intellectual Property" means the United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, Software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

           (h) "Software" means all computer programs, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media, and all documentation relating thereto, including, but not limited to, user manuals and training materials.

           5.19. Calendar Function. Except as disclosed in the Disclosure Letter, all Company Software that contains or calls on a calendar function, including but not limited to any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is and will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000, except that the Company makes no representation with respect to Commercial Software, and except for any inaccuracies that, individually and in the aggregate, would not be material and adverse.

           5.20. Investments. Except as disclosed in the Disclosure Letter and except with respect to Subsidiaries, the Company does not own any shares of capital stock or other securities or interest in, any other Person.

           5.21. Health Care Regulations. The company has no material liability resulting from any failure of the information processing applications of the Company's healthcare information systems to operate in a manner consistent in all material respects with all state and local health care regulations and Medicare and Medicaid laws, rules, regulations, manuals and other conditions of participation in such programs that are applicable to such information processing applications. Neither the Company, any of its Subsidiaries nor any of its executive officers has been subject or is currently subject to any audit relating to fraudulent Medicare or Medicaid practices.

           5.22. Insurance. The Disclosure Letter contains a complete and correct list and summary description of all insurance policies maintained (including Directors' and Officers' insurance) by or on behalf of the Company and its Subsidiaries. The Company has delivered to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

           5.23. Product Liability. Except as set forth in the Disclosure Letter, there are no liabilities of the Company or any of its Subsidiaries, fixed or contingent, asserted or, to the knowledge of the Company, unasserted,
(a) with respect to any product liability or any similar claim that relates to any Company Software or other product of the Company or any of its Subsidiaries, or (b) with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any Company Software or other products of the Company or any of its Subsidiaries, other than standard warranty obligations (to replace, repair or refund) made by the Company or any of its Subsidiaries in the ordinary course of business to buyers of the respective Company Software or other products, and except, in each case, where such liabilities are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

           5.24. Disclosures. This Agreement and the Disclosure Letter, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

           5.25. European Union Operations. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any operations or assets in the United Kingdom or the European Union or derives any revenues or income from the United Kingdom or the European Union.

                                   ARTICLE 6.

  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, THE US PARENT AND MERGER SUB

           As of the date hereof and as of the Effective Time, the Purchaser, the US Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

           6.1. Existence; Good Standing; Corporate Authority . Each of the Purchaser, the US Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

           6.2. Authorization, Validity and Effect of Agreements. Each of the Purchaser, the US Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation by the Purchaser, the US Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of the Purchaser, the US Parent and Merger Sub, as applicable, and by the shareholders of Merger Sub, and no other corporate proceedings on the part of the Purchaser, the US Parent or Merger Sub are necessary to authorize this Agreement and the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby other than the Purchaser Shareholder Approval. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Purchaser, the US Parent and Merger Sub, and (assuming this Agreement and the Stock Option Agreement constitute valid and binding obligations of the Company) constitute valid and binding obligations of each of the Purchaser, the US Parent and Merger Sub, enforceable against the Purchaser, the US Parent and Merger Sub in accordance with their respective terms.

           6.3. Voting Requirements. The affirmative vote of the holders of a majority of the issued ordinary shares of the Purchaser, voting as a single class, which are voted at the Purchaser Shareholder Meeting (the "Purchaser Shareholder Approval"), to adopt this Agreement is the only vote of the holders of any class or series of shares of the Purchaser necessary to approve and adopt this Agreement, the Stock Option Agreement, the Shareholders Agreement and the transactions contemplated hereby and thereby.

           6.4. Litigation. There is no judgment, decree or order pending or, to the knowledge of the Purchaser, the US Parent, Merger Sub or any of their directors or officers, threatened against the Purchaser, the US Parent or Merger Sub that would have a Material Delaying Effect.

           6.5. No Violation. Neither the execution and delivery of this Agreement or the Stock Option Agreement by the Purchaser, the US Parent and Merger Sub nor the consummation by them of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of Merger Sub or the US Parent or the Memorandum and Articles of Association, in each case as amended, of the Purchaser; (b) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would materially adversely affect the ability of the Purchaser, the US Parent or Merger Sub to consummate the transactions contemplated hereby or (c) violate any Laws applicable to the Purchaser, the US Parent or Merger Sub or any of their respective assets, except for violations which individually or in the aggregate would not materially adversely affect the ability of the Purchaser, the US Parent or Merger Sub to consummate the transactions contemplated hereby.

           6.6. Financing. The Purchaser and the US Parent will use reasonable efforts to cause Merger Sub to have funds available to it at the Effective Time (pursuant to agreements substantially in the forms most recently provided to the Company) sufficient to consummate the Merger on the terms contemplated hereby.

           6.7. Ownership of Shares. Neither the Purchaser, the US Parent, Merger Sub or any of their respective affiliates is the beneficial owner of any shares of common stock of the Company, except pursuant to the Shareholders Agreement and the Stock Option Agreement.

                                   ARTICLE 7.

                                   COVENANTS

           7.1. No Solicitation (a) The Company and its Subsidiaries shall, and shall direct and use reasonable efforts to cause their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than the Purchaser, the US Parent and Merger Sub that may be ongoing with respect to an Acquisition Proposal. The Company and its Subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if, at any time prior to the adoption of this

Agreement by the holders of Common Stock, the Board of Directors of the Company determines in good faith, based on the opinion of outside counsel, that failure to do so would create a significant risk of liability for breach of its fiduciary duties to the Company's shareholders under applicable law, the Company, in response to an Acquisition Proposal that (I) was unsolicited or that did not otherwise result from a breach of this Section 7.1(a), and subject to compliance with Section 7.1(c), and (II) constitutes a Superior Proposal, may
(x) furnish non-public information with respect to the Company and its Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries, acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.1(a) by the Company, unless such violation was inadvertent, provided that, upon learning of such violation, the Company forthwith gives the Purchaser notice thereof and takes all reasonable action requested by the Purchaser to cure such violation and to ensure future compliance with this Agreement. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or any of its Subsidiaries or 20% or more of any class of outstanding equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the voting power of the Common Stock of or all or substantially all the assets of the Company and its Subsidiaries and otherwise on terms which the Board of Directors of the Company determines in good faith (based on the written advice of outside legal counsel of recognized standing and the advice of a financial advisor of nationally recognized standing (a copy of which written legal advice and summary of which financial advice shall be provided to the Purchaser)) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required by the terms of such proposal, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

           (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser or the US Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger unless there is a Superior Proposal outstanding, (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a Superior Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to an Acquisition Proposal that is not a Superior Proposal unless the Board of Directors of the Company shall have (x) determined in good faith, based on the opinion of outside counsel, that failure to do so would create a significant risk of liability for breach of its fiduciary duties to the Company's shareholders under applicable law, and (y) terminated this Agreement pursuant to Section 9.1(f).

           (c) The Company shall promptly (but in any event within one day) advise the Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep the Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

           (d) Nothing contained in this Section 7.1 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, based upon the opinion of outside counsel, failure so to disclose would create a significant risk of liability for breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 7.1(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Merger for purposes hereof.

           7.2.    Interim Operations.

           (a) From the date of this Agreement to the Effective Time, except as required pursuant to this Agreement, unless the Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to:

                   (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice;

                   (ii) use its reasonable efforts to preserve intact their business organizations and goodwill, to maintain in effect all existing qualifications, licenses, Permits, approvals and other authorizations referred to in Sections 5.1 and 5.18, to keep available the services of their officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with them;

                   (iii) deliver, within 7 business days after the end of each accounting month, monthly financial accounts prepared internally by the Company's management, in the same format as heretofore furnished to the Purchaser, for the Company and its Subsidiaries for and as of the end of each such month; and

                   (iv) promptly notify the Purchaser of any Litigation instituted or threatened against the Company or any of its Subsidiaries seeking damages in excess of $100,000 or that otherwise could have a Material Adverse Effect or Material Delaying Effect.

           (b) From the date of this Agreement to the Effective Time, unless the Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to:

                   (i) amend its Articles of Incorporation or Bylaws;

                   (ii) other than with respect to the Stock Option Agreement, issue, sell, pledge or otherwise dispose of any shares of its capital stock (other than issuances of Common Stock in respect of any exercise of Options outstanding on the date hereof or reserved for issuance in the ordinary course under the 1996 Employee Stock Purchase Plan (not to exceed the amount disclosed in the Disclosure Letter) and as otherwise disclosed in the Disclosure Letter) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares;

                   (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it exists on the date hereof;

                   (iv) other than with respect to the Stock Option Agreement or pursuant to this Agreement, grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan or restricted stock plan;

                   (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than such payments by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary);

                   (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries;

                   (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, any Intellectual Property) except for the sale of inventory in the ordinary course of business and except for any sales, leases, assignments, transfers and dispositions which are, individually and in the aggregate, valued at less than $100,000;

                   (viii) settle or compromise any pending or threatened Litigation without the Purchaser's consent (which consent will not be unreasonably withheld or delayed), other than settlements of Litigation involving individually less than $100,000 and, in the aggregate, less than $500,000, provided that the Purchaser is given five days notice of each such settlement that when aggregated with all other such settlements, exceeds $100,000 and that Purchaser shall not unreasonably withhold its consent to settlement of litigation referred to in the Disclosure Letter;

                   (ix) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (v) advances, loans, extensions of credit, capital contributions, purchases, acquisitions or investments that are, individually and in the aggregate, of DE MINIMIS value, (w) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (x) investments in cash and cash equivalents, (y) payroll and travel advances in the ordinary course of business and (z) investments in wholly owned Subsidiaries;

                   (x) make any capital expenditures in the aggregate for the Company and its Subsidiaries in excess of the amounts specified in the Company's budget for capital expenditures, a true and complete copy of which has been delivered to the Purchaser on or before the date hereof, other than increases over the budget in amounts that are in the aggregate immaterial, or otherwise acquire assets having a value, in the aggregate, in excess of $250,000 except in the ordinary course of business;

                   (xi) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing, except indebtedness incurred in the ordinary course of business for working capital purposes pursuant to the Company's and its Subsidiaries' existing credit facilities; or amend in a manner materially adverse to the Company and its Subsidiaries, any of the Company's or its Subsidiaries' existing credit facilities;

                   (xii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned Subsidiaries of the Company and except for obligations in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries;

                   (xiii) make any material Tax election (unless required by law or unless consistent with prior practice), settle or compromise any material income tax liability or amend any Tax Return;

                   (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party and which relates to a business combination with the Company or the purchase of shares or assets of the Company;

                   (xv) grant or amend any share-related or performance awards, except that the Company may grant such awards in respect of up to 5,000 shares in the ordinary course of business;

                   (xvi) except with respect to agreements which are terminable at will by the Company or any of its Subsidiaries without any material penalty to the Company or any of its Subsidiaries, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries;

                   (xvii) adopt, amend or terminate any employee benefit plan or arrangement (except as expressly contemplated by this Agreement);

                   (xviii) except in the ordinary course of business, enter into
      (x) any agreements with distributors or sales agents other than agreements terminable without penalty on less than 30 days' notice, (y) any agreements to distribute products for others or which restrict the ability of the Company or its Subsidiaries to compete or (z) any other agreements, other than agreements relating to product promotions, that would be material; or amend any of the foregoing agreements as exist on the date hereof;

                   (xix) change any accounting principles or practices used by the Company or its Subsidiaries;

                   (xx) waive, relinquish, release or terminate any material right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited; or

                   (xxi) agree in writing or otherwise to take any of the foregoing actions.

           7.3.    Shareholder Approvals; Proxy Statement.

           (a) The Company shall (i) call a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of voting upon the Merger, (ii) hold the Company Shareholder Meeting as soon as practicable following the date of this Agreement, and (iii) subject to the provisions of Section 7.1(b), recommend to its shareholders the approval of the Merger through its Board of Directors.

           (b) The Company will, as soon as practicable following the date of this Agreement, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement"), with the SEC with respect to the Company Shareholder Meeting and will use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify the Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give the Purchaser and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Purchaser and its counsel

(who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Purchaser agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its shareholders such an amendment or supplement.

           (c) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to shareholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by the Purchaser, the US Parent or Merger Sub. The Purchaser represents and warrants that none of the information supplied by the Purchaser, the US Parent or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company agrees to notify the Purchaser a reasonable time prior to the filing or distribution of the Proxy Statement of such filing or distribution.

           (d) The Purchaser shall (i) call an extraordinary general meeting of its ordinary shareholders (the "Purchaser Shareholder Meeting") for the purpose of, among other things, voting upon the Merger, (ii) hold the Purchaser Shareholder Meeting as soon as practicable following the date of this Agreement and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its shareholders the approval of the merger.

           (e) Subject to the fiduciary duties of the Board of Directors as advised by counsel, the Company shall use its reasonable efforts, consistent with customary practices in the United States, to obtain the Company Shareholder Approval.

           (f) Subject to the fiduciary duties of the board of directors of the Purchaser as advised by outside counsel, the Purchaser shall use its reasonable efforts, consistent with customary practices in the United Kingdom, to obtain the Purchaser Shareholder Approval.

           (g) The Purchaser agrees, subject to applicable law, to cause all shares of Common Stock owned by the Purchaser, the US Parent, Merger Sub or any other subsidiary of the Purchaser to be voted in favor of the approval of the Merger.

           7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company, the Purchaser, the US Parent and Merger Sub shall:
(a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) cooperate and consult with one another in (i) determining which Regulatory Filings are required to be made prior to the Effective Time with, and which consents, approvals, Permits, authorizations or waivers (collectively, "Consents") are required or to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(ii) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such Regulatory Filings and timely seeking all such Consents; efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of the Purchaser and the Company shall use its reasonable efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Merger under the HSR Act; provided that the foregoing shall not require the Purchaser or the Company to take any action that would be reasonably likely to result in a Burdensome Condition. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Purchaser and the Surviving Corporation shall take all such necessary action.

           7.5. Access to Information. Until the Closing, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, subject to the compliance with applicable laws and confidentiality obligations to third parties, (i) give the Purchaser and the US Parent and its authorized representatives reasonable access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit the Purchaser and the US Parent to make such copies and inspections thereof as the Purchaser and US Parent may reasonably request and (iii) furnish the Purchaser and the US Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Purchaser and the US Parent may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 7.5 shall affect any representations or warranties made by the Company herein or the conditions to the obligations of the Purchaser and the US Parent to consummate the transactions contemplated hereby.

           7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and the Purchaser shall, subject to their respective legal obligations, obtain the prior consent of the other party (which consent will not be unreasonably withheld or delayed) before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any national securities exchange with respect thereto.

           7.7. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

           7.8.   Insurance; Indemnity.

           (a) For a period of six years after the Effective Time, the Purchaser shall not cancel the Company's existing officers' and directors' liability insurance policy which has been disclosed to the Purchaser in the Disclosure Letter (provided that neither the Purchaser, the Company nor any of their respective affiliates shall be required to make any payment to maintain such policy except as disclosed in the Disclosure Letter). The Purchaser will provide substantially the same insurance coverage to the officers and directors of the Surviving Corporation as shall be provided from time to time to the directors of the Purchaser.

           (b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Company and after the

Effective Time the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

           7.9. Employees and Employee Benefit Plans. Through December 31, 1998, the Purchaser shall cause the Surviving Corporation and its Subsidiaries to maintain employee compensation policies and benefit plans for their respective employees that, in the aggregate, are at least as favorable to such employees as the compensation policies and benefit plans of the Company and its Subsidiaries as of the date hereof. From and after the Closing, the Purchaser shall cause the Surviving Corporation to honor all existing employment agreements in accordance with the terms thereof as in effect on the date hereof or as the same may be amended with the consent of the employee party thereto and the Purchaser. To the extent that employees of the Surviving Corporation or its Subsidiaries become eligible to participate in any employee benefit plan of the Purchaser after the Effective Time, the Purchaser shall cause the service of such employees with the Company or its Subsidiaries completed prior to the Effective Time to be recognized under such employee benefit plan of the Purchaser for all purposes of vesting and eligibility to participate thereunder.

           7.10. Financing. As promptly as practicable after the date hereof, the Purchaser shall cause Misys (Jersey) Limited ("Jersey Co.") to commence an offering to shareholders of the Purchaser of convertible unsecured loan stock in Jersey Co. (the "Rights Offering"), the proceeds of which would, upon completion, be sufficient, together with the Purchaser's available funds and the funds available under the Credit Agreement, upon fulfillment of the conditions precedent to drawdown thereof, to pay the aggregate Merger Consideration, and Purchaser shall use its reasonable efforts, consistent with customary practices in the United Kingdom, to complete such Rights Offering and to consummate the Credit Agreement.

           7.11. Legends. Upon receipt of certificates representing Subject Shares (as defined in the Shareholders Agreement), the Company will either place the restrictive legend set forth in Section 12 of the Shareholders Agreement on such certificates and return them promptly to the holder thereof or return new certificates with such legend to such holders.

           7.12. Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Purchaser, the US Parent, Merger Sub and the Company shall use, and the Company shall cause its Subsidiaries to use, their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their reasonable efforts to satisfy the conditions contained in Section 8 hereof.

           7.13. Certain Notification. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Section 8.

                                   ARTICLE 8.

                                   CONDITIONS

           8.1. Conditions to Each Party's Obligation to Effect the Merger . The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

           (a) Shareholder Approvals. The Purchaser Shareholder Approval and the Company Shareholder Approval shall have been obtained.

           (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

           (c) Other Approvals. Other than the filing provided for by Section 1.3, all Consents and Regulatory Filings which are necessary for the consummation of the Merger, other than Consents and Regulatory Filings the failure to obtain or make which would, individually and in the aggregate, be immaterial to the Surviving Corporation or which would not, individually or in the aggregate, have a Material Delaying Effect, shall have been filed, occurred or been obtained (all such Consents, Regulatory Filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

           (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

           8.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser, the US Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Purchaser, the US Parent and Merger Sub:

           (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in either case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Purchaser shall have received a certificate signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" to such effect.

           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and the Purchaser shall have received a certificate signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" to such effect.

           (c) Burdensome Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon the Purchaser, the US Parent, Merger Sub, the Company or the Surviving Corporation or their respective Subsidiaries to (i) dispose of any asset which is material to such person, or (ii) materially restrict or curtail the current operations or activities of such person or any of its affiliates (a "Burdensome Condition").

           (d) FIRPTA Certificate. The Purchaser and the US Parent shall have received such affidavits or certifications in form and substance reasonably satisfactory to the Purchaser and the US Parent as are necessary to exempt the Merger from the provisions of section 1445 of the Code.

           (e) Financing. The Purchaser, either directly or through one or more of its Subsidiaries, shall have received or shall have available to it unconditionally not less than the aggregate Merger Consideration pursuant to the Rights Offering and the Credit Agreement.

           8.3. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Company:

           (a) Representations and Warranties. The representations and warranties of the Purchaser, the US Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in either case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of the Purchaser, the US Parent and Merger Sub by their respective Chairman or Chief Executive Officers and respective Chief Financial Officers or other executive officers performing duties equivalent to those of a "chief financial officer" to such effect.

           (b) Performance of Obligations of the Purchaser, the US Parent and Merger Sub. The Purchaser, the US Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Purchaser, the US Parent and Merger Sub by their respective Chairmen or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to those of a "chief financial officer" to such effect.

           (c) Deposit of Merger Consideration. The Purchaser and the US Parent shall have deposited the aggregate Merger Consideration with the Paying Agent.

                                   ARTICLE 9.

                         TERMINATION; AMENDMENT; WAIVER

           9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Purchaser Shareholder Approval:

           (a) by mutual written consent of the Company, Merger Sub, the US Parent and the Purchaser;

           (b) by either the Company or the Purchaser:

                   (i) if the Merger shall not have been consummated by March 1, 1998, provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                   (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

                   (iii) if the Purchaser Shareholder Approval shall not have been obtained at a Purchaser Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                   (iv) if any Governmental Entity shall have issued a judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition (collectively, "Restraints") or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Restraint or other action shall have become final and nonappealable; provided that the party terminating this Agreement has complied with the provisions of the penultimate sentence of Section 7.4;

           (c) by the Purchaser, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
      (i) would give rise to the failure of a condition set forth in Section 8.2(a) or (b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach;

           (d) by the Purchaser, if the Company, any of its Subsidiaries or any of their respective directors, employees, representatives or agents shall take any of the actions proscribed by Section 7.1, subject to the exceptions therein allowing certain actions to be taken pursuant to the proviso in the second sentence of Section 7.1(a) or the first sentence of
      Section 7.1(b), unless such action was taken by a director, employee, representative or agent and was inadvertent, provided that, upon learning of such violation, the Company forthwith gives the Purchaser notice thereof and takes all reasonable action requested by the Purchaser to cure such violation and to ensure future compliance with Section 7.1;

           (e) by the Company, if the Purchaser (x) shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this

      Agreement, or (y) on the date of the Company Shareholder Meeting, the Purchaser shall have failed, either directly or through one or more of its Subsidiaries, either to have received or to have available to it, conditional only on the receipt of the Company Shareholder Approval, not less than the aggregate Merger Consideration, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
      Section 8.3(a), (b) or (c) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Purchaser of such breach, provided that the Company may terminate this Agreement pursuant to clause (y) of this Section 9.1(e) only if all other conditions set forth in Sections 8.1 (other than Section 8.1(a)) and 8.2 (other than Section 8.2(e)) have been satisfied or waived;

           (f) by the Company in accordance with Section 7.1(b), provided that it has complied with all provisions thereof, and provided, further that (i) the Company shall have complied with the provisions of Section 7.1(c) and notified the Purchaser that it intends to terminate this Agreement in accordance with this Section 9.1(f), and either (y) the Purchaser shall not have revised the terms of the Merger within five business days from the date on which such notice is deemed to have been given to the Purchaser or (z) if within such five business day period the Purchaser shall have revised such terms, the Board of Directors of the Company determines in good faith, based on the written advice of outside legal counsel of recognized standing and the advice of a financial advisor of nationally recognized reputation, that in the case of a termination due to clause (i) of Section 7.1(b), a Superior Proposal is still outstanding, and in the case of a termination due to clause (ii) or (iii) of Section 7.1(b), the applicable Acquisition Proposal is still a Superior Proposal, and (ii) such termination under this section 9.1(f) shall not be effective until the Company has made payment to the Purchaser of the Redemption Costs required to be paid pursuant to Section 10.5(b)(1)(A), and has deposited with a mutually acceptable escrow agent $36 million (less the Redemption Costs) for reimbursement of all other Expenses; or

           (g) by the Purchaser, if the Disclosure Letter, if any, delivered by the Company as of the Effective Time discloses matters or conditions that, individually or in the aggregate, are materially and adversely different from the condition of the Company and its Subsidiaries reflected in the Disclosure Letter delivered by the Company upon execution of this Agreement.

           9.2. Effect of Termination . If this Agreement is terminated and the Merger is abandoned pursuant to Section 9.1 hereof, this Agreement, except for the provisions of Sections 7.6, 9.2 and 10.5, shall terminate, without any liability on the part of any party or its directors, officers or shareholders. Nothing herein shall relieve any party to this Agreement of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this

Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

           9.3. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Merger Sub, the US Parent and the Purchaser at any time before the Company Shareholder Approval is obtained but, after any such shareholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

           9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board of Directors of the Company and the Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           9.5. Escrow. Immediately upon termination of this Agreement under any circumstance in which Expenses are to be reimbursed pursuant to Section 10.5(b)(1)(A), the Company shall deposit with a mutually acceptable escrow agent $36 million for payment of such Expenses. If such termination is at the election of the Company, it shall not be effective until such deposit is made.

                                   ARTICLE 10.

                               GENERAL PROVISIONS

           10.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

           10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


If to the Purchaser, the US Parent or Merger Sub:      If to the Company:
Misys plc                                              Medic Computer Systems, Inc.
Burleigh House                                         8601 Six Forks Road
Salford Priors                                         Suite 300
Evesham WORCS                                          Raleigh, North Carolina 27615
WR11 5SH                                               Telephone:
England                                                Facsimile:
Telephone:        011-44-138-687-1373                  Attention:
Facsimile:        011-44-138-687-1045
Attention:       Ross K. Graham

With a copy to:                                        With a copy to:

Debevoise & Plimpton                                   Wyrick Robbins Yates & Ponton, L.L.P.
875 Third Avenue                                       4101 Lake Boone Trail - Suite 300
New York, New York  10022                              Raleigh, North Carolina  27607
Telephone:        (212) 909-6000                       Telephone:        (919) 781-4000
Facsimile:        (212) 909-6836                       Facsimile:        (919) 781-4865
Attention:        Paul H. Wilson, Jr., Esq.            Attention:        Larry E. Robbins, Esq.


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

           10.3. Assignment; Binding Effect; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, that either the Purchaser, the US Parent or Merger Sub (or all of them) may assign its rights hereunder to an affiliate, but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 7.8, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, provided, however, that Jersey Co. shall be a third party beneficiary with respect to
Section 10.5(b).

           10.4. Entire Agreement. This Agreement, the Disclosure Letter, the Schedules, the Exhibits, the Stock Option Agreement, the Confidentiality Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto (except that the Confidentiality Agreement shall not be so superseded).

           10.5.   Fees and Expenses.

           (a) Except as provided in Section 10.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

           (b)(1)(A) The Company shall pay the Purchaser, its affiliates and Jersey Co. (I) up to an aggregate amount of $18,000,000 if this Agreement is terminated pursuant to Section 9.1(g) and (II) up to an aggregate amount of $36,000,000 if this Agreement is terminated pursuant to Section 9.1(b)(ii), 9.1(c), 9.1(d) or 9.1(f), in each case, with respect to: (i) the interest Jersey Co. is required to pay to the holders of convertible unsecured loan stock of Jersey Co. issued pursuant to the Rights Offering on repayment of that stock (the "Redemption Costs"), and (B) the documented reasonable out-of-pocket expenses (other than the Redemption Costs) of the Purchaser, its affiliates and Jersey Co. incurred in connection with or arising out of the Merger, this Agreement and the transactions contemplated hereby (including, without limitation, amounts paid or payable to investment bankers, lending banks, fees and expenses of counsel, accountants and consultants, printing expenses and all underwriting and related expenses associated with the Rights Offering) (other than the Redemption Costs)), regardless of when those expenses are incurred (such expenses listed in clauses (i) and (ii), the "Expenses"). The Company shall pay to Jersey Co. immediately upon such termination an amount equal to the Redemption Costs, in same-day funds, and shall promptly reimburse the Purchaser or Jersey Co. for all Expenses (up to the appropriate maximum amount) incurred by the Purchaser and its affiliates or Jersey Co., as the case may be.

                 (B) If this Agreement is terminated pursuant to Section 9.1(b)(i) or 9.1(g), and within one year of such termination the Company consummates an Acquisition Proposal or enters into an Acquisition Agreement with respect to an Acquisition Proposal that is subsequently consummated, the Company shall pay the Purchaser, its affiliates and Jersey Co. an amount equal to the Expenses, up to an aggregate amount equal to the excess of $36,000,000 over any payment in respect of Expenses previously made by the Company pursuant to
Section 10.5(b)(1)(A). The Company shall pay such amount immediately upon consummation of such Acquisition Proposal, in same-day funds.

              (2) The Purchaser shall pay the Company a fee of $18,000,000 in same-day funds, if this Agreement is terminated pursuant to Section 9.1(b)(iii) or 9.1(e), immediately upon such termination.

              (3) The Company acknowledges that the agreements contained in this
Section 10.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser and US Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 10.5(b) when due, the Company shall in addition thereto pay to the Purchaser or Jersey Co., as the case may be, all costs and expenses (including, pursuant to Section 10.11(b), fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Purchaser at the prime rate of Chase Manhattan Bank, as in effect from time to time during such period.

           10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to its rules of conflict of laws. Each of the Company, the Purchaser, the US Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of North Carolina and of the United States of America located in the State of North Carolina (the "North Carolina Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the North Carolina Courts and agrees not to plead or claim in any North Carolina Court that such litigation brought therein has been brought in an inconvenient forum.

           10.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

           10.8. Interpretation; Certain Definitions. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock or issued share capital, other than directors' qualifying shares, are beneficially owned by such other party. As used in this Agreement, the words "to the knowledge of the Company" shall mean the knowledge of the directors and officers of the Company, after due inquiry. The following terms shall have the following meanings ascribed to them:

                             "Confidentiality Agreement" means the
           Confidentiality Agreement dated August 8, 1997 between the Purchaser and the Company.

                             "Credit Agreement" means the credit agreement of even date with this Agreement between the Purchaser as borrower, certain subsidiaries of the Purchaser, as guarantors, Baring Brothers Limited (trading as ING Barings) and Lloyds Bank Plc (trading as Lloyds Bank Capital Markets), as arrangers, Lloyds Bank Plc, as agent, and the banks and other financial institutions named in the agreement.

                   "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

                   "Medicaid" means a health insurance program, created in 1965 as Title XIX of the Social Security Act.

                   "Medicare" means a federally administered and financed health insurance program, created in 1965 as Title XVII of the Social Security Act.

                   "Permits" means all franchises, approvals, permits authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Entity and all pending applications therefor.

                   "Permitted Lien" means (a) Liens securing Taxes, assessments, governmental charges or levies, all of which are not yet due and payable or as to which adequate reserves have been established that are included in the most recent consolidated financial statements included in the Company Reports and that may thereafter be paid without penalty, (b) mechanics', carriers', workmen's, repairmen's and other similar Liens incurred in the ordinary course of business consistent with past practice, or (c) such other liens which, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or its Subsidiaries or materially interfere with the use thereof.

                   "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a firm, a Governmental Entity, a trust or other entity or organization.

           10.9. Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

           10.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

           10.11.  Enforcement of Agreement.

           (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any North Carolina Court, this being in addition to any other remedy to which they are entitled at law or in equity.

           (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

           10.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

                                   DEFINITIONS


    Defined Term                       Section Reference

"Acquisition Agreement"                 Section 7.1(b)
 ----------------------
"Acquisition Proposal"                  Section 7.1(a)
 --------------------
"affiliate"                             Section 10.8
 ---------
"Agreement"                             First Paragraph
 ---------
"associate"                             Section 10.8
 ---------
"Burdensome Condition"                  Section 8.2(c)
 --------------------
"Certificate"                           Section 4.2(b)
 -----------
"Closing"                               Section 1.2
 -------
"Closing Date"                          Section 1.2
 ------------
"Code"                                  Section 5.10(b)
 ----
"Commercial Software"                   Section 5.18(h)
 -------------------
"Common Stock"                          Section 4.2(a)
 ------------
"Company"                               First Paragraph
 -------
"Company Intellectual Property"         Section 5.18(b)
 -----------------------------
"Company Reports"                       Section 5.7
 ---------------
"Company Software"                      Section 5.18(f)
 ----------------
"Company Shareholder Approval"          Section 5.16
 ----------------------------
"Company Shareholder Meeting"           Section 7.3(a)
 ---------------------------
"Confidentiality Agreement"             Section 10.8
 -------------------------
"Consents"                              Section 7.4
 --------
"Contract" or "Contracts"               Section 5.6
 --------      ---------
"Credit Agreement"                      Section 10.8
 ----------------
"Disclosure Letter"                     Section 5.5
 -----------------
"Dissenting Common Stock"               Section 4.5
 -----------------------
"Effective Time"                        Section 1.3
 --------------
"Employees"                             Section 5.11
 ---------
"Encumbrances"                          Section 5.5
 ------------
"ERISA"                                 Section 5.11
 -----
"Exchange Act"                          Section 5.6
 ------------
"Exchange Fund"                         Section 4.3(a)
 -------------

"Expenses"                              Section 10.5(b)(1)
 --------
"Governmental Entity"                   Section 5.3
 -------------------
"HSR Act"                               Section 5.6
 -------
"Intellectual Property"                 Section 5.18(g)
 ---------------------
"Jersey Co."                            Section 7.10
 ---------
"Laws"                                  Section 5.3
 ----
"Lien"                                  Section 10.8
 ----
"Litigation"                            Section 5.8
 ----------
"Losses"                                Section 7.8(b)
 ------
"Material Adverse Effect"               Section 5.1
 -----------------------
"Material Contracts"                    Section 5.17
 ------------------
"Material Delaying Effect"              Section 5.3
 ------------------------
"Medicaid"                              Section 10.8
 --------
"Medicare"                              Section 10.8
 --------
"Merger"                                Section 1.1
 ------
"Merger Consideration"                  Section 4.2(a)
 --------------------
"Merger Sub"                            First Paragraph
 ----------
"NCBCA"                                 Section 1.1
 -----
"North Carolina Courts"                 Section 10.6
 ---------------------
"Option" or "Options"                   Section 4.2(d)
 ------      -------
"Option Consideration"                  Section 4.2(d)
 --------------------
"Paying Agent"                          Section 4.3(a)
 ------------
"Permits"                               Section 10.8
 -------
"Permitted Lien"                        Section 10.8
 --------------
"Person"                                Section 10.8
 ------
"Plans"                                 Section 5.11
 -----
"Proxy Statement"                       Section 7.3(b)
 ---------------
"Purchaser"                             First Paragraph
 ---------
"Purchaser Shareholder Approval"        Section 6.3
 ------------------------------
"Purchaser Shareholder Meeting"         Section 7.3(d)
 -----------------------------
"Redemption Costs"                      Section 10.5(b)(1)
 ----------------
"Regulatory Filings"                    Section 5.6
 ------------------
"Requisite Regulatory Approvals"        Section 8.1(c)
 ------------------------------
"Restraints"                            Section 9.1(b)(iv)
 ----------
"Rights Offering"                       Section 7.10
 ---------------

"Securities Act"                        Section 5.7
 --------------
"Shareholders Agreement"                Recitals
 ----------------------
"Software"                              Section 5.18(h)
 --------
"Stock Option Agreement"                Recitals
 ----------------------
"Stock Option Plans"                    Section 4.2(d)
 ------------------
"Subsidiary"                            Section 10.8
 ----------
"Superior Proposal"                     Section 7.1(a)
 -----------------
"Surviving Corporation"                 Section 1.1
 ---------------------
"Tax" or "Taxes"                        Section 5.10(d)
 ---      -----
"Tax Return"                            Section 5.10(d)
 ----------
"US Parent"                             First Paragraph
 ---------

           IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                          MEDIC COMPUTER SYSTEMS, INC.


                          By:   /s/ John P. McConnell
                          Name:
                          Title:    Chief Executive Officer


                          MISYS PLC


                          By:   /s/ PSS MacPherson
                          Name:
                          Title:





                          KIRSTY, INC.




                          By:  /s/ Ross Graham
                          Name:
                          Title:





                          DECIMAL MUSIC CORPORATION




                          By:  /s/ Ross Graham
                          Name:
                          Title:

                                                                  Execution Copy



                          AGREEMENT AND PLAN OF MERGER


                                      among


                                   MISYS PLC,


                                  KIRSTY, INC.,


                            DECIMAL MUSIC CORPORATION


                                       and


                          MEDIC COMPUTER SYSTEMS, INC.


                          Dated as of September 4, 1997

                                TABLE OF CONTENTS

ARTICLE 1
      THE MERGER                                                               2
      1.1. The Merger                                                          2
      1.2. The Closing                                                         2
      1.3. Effective Time                                                      2

ARTICLE 2
      ARTICLES OF INCORPORATION AND BYLAWSOF THE SURVIVING CORPORATION         2
      2.1. Articles of Incorporation                                           2
      2.2. Bylaws                                                              3

ARTICLE 3
      DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION                      3
      3.1. Directors                                                           3
      3.2. Officers                                                            3

ARTICLE 4
      EFFECT OF THE MERGER ON SECURITIESOF MERGER SUB AND THE COMPANY          3
      4.1. Merger Sub Stock                                                    3
      4.2. Company Securities                                                  3
      4.3. Exchange of Certificates Representing Common Stock                  5
      4.4. Adjustment of Merger Consideration                                  6
      4.5. Dissenting Company Shareholders                                     7

ARTICLE 5
      REPRESENTATIONS AND WARRANTIES OF THE COMPANY                            7
      5.1. Existence; Good Standing; Corporate Authority                       8
      5.2. Authorization, Validity and Effect of Agreements                    8
      5.3. Compliance with Laws                                                8
      5.4. Capitalization                                                      9

                                                                            Page

      5.5. Subsidiaries                                                        9
      5.6. No Violation                                                       10
      5.7. Company Reports; Undisclosed Liabilities                           11
      5.8. Litigation                                                         12
      5.9. Absence of Certain Changes                                         12
      5.10.Taxes                                                              12
      5.11.Employee Benefit Plans                                             14
      5.12.Labor and Employment Matters                                       15
      5.13.Brokers and Finders                                                15
      5.14.Opinion of Financial Advisor                                       15
      5.15.State Antitakeover Laws                                            16
      5.16.Voting Requirements                                                16
      5.17.Material Contracts                                                 16
      5.18.Intellectual Property; Technology                                  17
      5.19.Calendar Function                                                  19
      5.20.Investments                                                        19
      5.21.Health Care Regulations                                            19
      5.22.Insurance                                                          19
      5.23.Product Liability                                                  20
      5.24.Disclosures                                                        20
      5.25.European Union Operations                                          20

ARTICLE 6
      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, THE US PARENT AND MERGER
      SUB                                                                     20
      6.1. Existence; Good Standing; Corporate Authority                      20
      6.2. Authorization, Validity and Effect of Agreements                   20
      6.3. Voting Requirements                                                21
      6.4. Litigation                                                         21
      6.5. No Violation                                                       21
      6.6. Financing                                                          22
      6.7. Ownership  of Shares                                               22

ARTICLE 7
      COVENANTS                                                               22
      7.1. No Solicitation                                                    22
      7.2. Interim Operations                                                 24

      7.3. Shareholder Approvals; Proxy Statement                             28
      7.4. Filings; Other Action                                              30
      7.5. Access to Information                                              31
      7.6. Publicity                                                          31
      7.7. Further Action                                                     31
      7.8. Insurance; Indemnity                                               31
      7.9. Employees and Employee Benefit Plans                               32
      7.10.Financing                                                          32
      7.11.Legends                                                            33
      7.12.Reasonable Efforts                                                 33
      7.13.Certain Notification                                               33

ARTICLE 8
      CONDITIONS                                                              33
      8.1. Conditions to Each Party's Obligation to Effect the Merger         33
      8.2. Conditions to Obligations of the Purchaser.                        34
      8.3. Conditions to Obligations of the Company                           35

ARTICLE 9
      TERMINATION; AMENDMENT; WAIVER                                          36
      9.1. Termination                                                        36
      9.2. Effect of Termination                                              38
      9.3. Amendment                                                          38
      9.4. Extension; Waiver                                                  38
      9.5. Escrow                                                             39

ARTICLE 10
      GENERAL PROVISIONS                                                      39
      10.1.Nonsurvival of Representations and Warranties                      39
      10.2.Notices                                                            39
      10.3.Assignment; Binding Effect; Third Party Beneficiaries              40
      10.4.Entire Agreement                                                   40
      10.5.Fees and Expenses                                                  40
      10.6.Governing Law                                                      42
      10.7.Headings                                                           42
      10.8.Interpretation; Certain Definitions                                42

      10.9.Investigations                                                     44
      10.10.  Severability                                                    44
      10.11.  Enforcement of Agreement                                        44
      10.12.  Counterparts                                                    44

DEFINITIONS                                                                   45